NORWOOD FINANCIAL CORP.

ANNOUNCES AN 8.7% DIVIDEND INCREASE

HONESDALE – DECEMBER 17, 2007

William W. Davis, Jr. President and Chief Executive Officer of Norwood Financial Corp (NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.25 per share quarterly dividend payable February 1, 2008 to shareholders of record January 15, 2008. The $.25 per share represents a $.02 per share or 8.7% increase over the $.23 per share dividend paid on November 1, 2007.

Mr. Davis commented, “The Board is extremely pleased to provide our shareholders with this increase in the quarterly dividend. It reflects the Company’s strong earnings performance through the nine months ended September 30, 2007. Earnings per share (fully diluted) increased from $1.71 per share in the 2007 period compared to $1.52 in 2006. This also marks the sixteenth consecutive year of dividend increases for the Company.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates twelve offices in Northeastern Pennsylvania. As of September 30, 2007, the Company had total assets of $472.9 million, loans outstanding of $328.6 million, and total deposits of $367.6 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

CONTACT:	Lewis J. Critelli
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-1455